EXHIBIT 10.8

2015 Executive Incentive Plan
(Annual Awards, Long-Term Incentive Cash Awards, Equity Awards)

I.	PURPOSE

The purpose of this 2015 Executive Incentive Plan (the “2015 Incentive Plan” or “Plan”), is to motivate executives and other key employees of Centrus and its affiliates (collectively, the “Company”) to make extraordinary efforts to increase the value of the Company’s shares and to achieve goals that are important to the Company in 2015 and beyond. The Plan arises under and is subject to the terms of the Centrus 2014 Equity Incentive Plan, as may be amended and/or restated from time to time (the “Equity Incentive Plan”). In the event of a conflict or inconsistency between the terms of this Plan and the terms of the Equity Incentive Plan, the Equity Incentive Plan shall control. If not otherwise defined herein, capitalized terms within this Plan shall have the same meaning as provided under the Equity Incentive Plan.

II.	EFFECTIVE DATE

The Plan’s effective date (the “Effective Date”) is January 1, 2015.

III.	OVERVIEW

The Plan provides for three types of Awards that may be granted in 2015: an Annual Incentive Award (“Annual Award”) payable in cash, a Long-Term Incentive Cash Award (“Long-Term Award”), and a grant of Equity (“Equity Award”) which may be made in any form allowable under the Equity Incentive Plan.

IV.	PLAN OPERATION

A.
Eligibility for Participation - Participants in the 2015 Executive Incentive Plan are recommended by management and are approved by the Compensation, Nominating and Governance Committee (the “Committee”) of the Centrus Board of Directors. 2015 Executive Incentive Plan participants for approved awards are shown in the chart in Exhibit 1 Attachment A for each type of award.

V.	ANNUAL AWARDS

A.
Target Awards - The Performance Period for Annual Awards shall be the period from the January 1, 2015 through December 31, 2015. Individuals who become participants in the Plan after the Effective Date may have their Target Award prorated to reflect their participation date. The proration will be calculated based on the participant’s number of days in 2015 as a participant in the Plan over 365.

1.	The target Annual Award under the Plan for the applicable Performance Period (the “Target Annual Award”) shall be as set forth in Exhibit 1.

2.	The Committee, at its discretion, may authorize an award of up to 125% of the Target Award based on outstanding performance in the achievement of the approved goals.

3.
Target Awards will be based on performance relative to a combination of Corporate Performance Goals (“Corporate Goals”) and Individual Performance Goals (“Individual Performance”), where Corporate Goals shall represent 80% of the Target Annual Award and Individual Performance shall represent 20% of the Target Annual Award.

B.	Corporate Goals - Corporate Goals shall be designated from among the various performance criteria under the 2014 Equity Incentive Plan and approved by the Committee.

1.	The Committee has approved nine (9) Corporate Goals for 2015.

C.
Individual Performance - The participant’s Individual Performance will be determined by the participant’s rating on their Annual Performance Management Plan (“PMP”). All Centrus employees receive an annual PMP performance review which evaluates their overall performance for the year. The PMP identifies a numerical performance rating for the year of between “1” and “5” with a rating of “5” representing someone who, “Consistently Exceeds Performance Expectations.”

1.	Exhibit 1 details each possible performance rating in the PMP and the associated range of award for Individual Performance for the Target Annual Award.

2.
The CEO will review and approve the Individual Performance rating for each participant. The Committee will review and approve the Individual Performance rating for the CEO and each of his direct reports.

D.
Certification of Performance - Following the completion of the Performance Period for the Annual Award, the CEO will review the achievement of the Performance Goals and will advise the Committee of the level of performance, with appropriate supporting documentation. The Committee will certify the level of achievement of the Corporate Goals and Individual Performance and determine the amount of the Annual Award to be paid to each participant.

VI.	LONG-TERM INCENTIVE CASH AWARD

The Plan provides for a Long-Term Incentive Cash Award (the “Long-Term Award”). Each year a Long-Term Award may be established by the Committee. The Long-Term Award may have a Performance Period of not more than three years and not less than one year.

A.
Performance Goal(s) - One or more Performance Goals for the Performance Period for the Target Long-Term Award shall be set by the Committee as soon as reasonably practical after the Effective Date, but no later than 75 days after the Effective Date.

1.
Such Performance Goal(s) may, in the Committee’s discretion, include a threshold level of performance, below which no Long-Term Award will be paid, and a maximum level of performance at which 125% of the target Long-Term Award may be paid. The Committee may provide for interpolation for performance between the threshold and target performance and between target and maximum performance.

2.	Management will periodically update the Committee on performance relative to the Performance Goal(s).

3.	Within 60 days after the attainment of the Performance Goal(s), or, if the Performance Goal(s) have not previously been met, within 75 days after the end of the applicable

Performance Period, the Committee will certify the level of achievement for the applicable long-term Performance Goals, and based on the level of achievement, the amount of the Long-Term Award.

B.
Establishment of a Long-Term Award - Under the terms of the Equity Incentive Plan, a new Long-Term Award may be established each year, with its own Performance Period and unique Performance Goals. For 2015, the Committee has determined that it will not institute a 2015 Long-Term Award.

1.	The Committee will evaluate instituting a new Long-Term Award for 2016 and establish Performance Goal(s) and a Performance Period at that time.

VII.    EQUITY AWARD

Under the terms of the Equity Incentive Plan, the Committee can authorize an award of equity to individuals. Such an award may be as any form of equity identified in the Equity Incentive Plan. This would include: restricted stock, restricted stock units, performance shares or stock options. In evaluating the equity available for granting under the Plan, the Committee has determined that no across-the-board equity grant will be made as a part of the Plan in 2015.

VIII.    TIME AND FORM OF PAYMENT

Annual Awards and Long-Term Awards will be paid only following the Committee’s certification of the level of attainment of the applicable Performance Goal(s), and except as expressly provided in Section IX below, such payment will be conditioned on the participant’s continued employment with the Company on the payment date. Such awards, when earned, will be paid in cash in a lump sum, subject to applicable withholding and subject to Section 19.1 of the 2014 Equity Incentive Plan, including any compensation recovery or “clawback” policy the Company may have in effect at the time the Award is paid.

A.
Annual Awards - Payment of Annual Awards, to the extent earned, will be made as soon as possible after the Committee’s certification of the level of attainment of the applicable Performance Goal(s) after the end of the applicable Performance Period, but in no event earlier than January 2, 2016 or later than the 15th day of the third month beginning after the end of the applicable Performance Period.

B.
Long-Term Awards - Payment of any Long-Term Award, were one to be initiated and to the extend earned, will be made as soon as possible after the Committee’s certification of the level of attainment of the applicable Performance Goal(s) after the end of the applicable Performance Period with respect to any Performance Goal, and shall be paid no sooner than the first day following the end of the Performance Period over which the Long-Term Award is earned and no later than the 75th day following the end of such Performance Period (in the event that the period pursuant to which the Long-Term Award could be paid spans more than one calendar year, the payment shall be made in the later calendar year)(the “Long-Term Award Regular Payment Date”).

IX.    EFFECT OF TERMINATION OF SERVICE

A.	Death or Disability - If a participant’s employment is terminated due to death or Disability prior to payment of an Annual Award or Long-Term Award, the participant (or beneficiary, in the case of death) will be entitled to payment of a pro-rated portion of the applicable outstanding Award of the participant, within 60 days of such termination, without regard to actual performance (i.e., as though the Performance Goal(s) had been attained at the target level). The amount paid will be the participant’s Target Annual Award and the Target Long-Term Award for the Performance Period, multiplied by a fraction (the “Proration Fraction”), the numerator of which is the number of days the participant was employed by the Company during the applicable Performance Period and the denominator of which is the number of days in the applicable Performance Period.

B.
Termination Without Cause - If a participant’s employment is terminated due to involuntary separation from service by the Company other than for Cause or if a participant has a separation from service for Good Reason (as defined below) prior to the payment of an Award, then, the Award shall be paid as follows:

1.	A pro rata portion of the Annual Award shall be paid consistent with the Company’s Executive Severance Plan as a “Pro-rated Performance Bonus” payable thereunder.

2.
Except as provided below in connection with a Change in Control, the participant will be entitled to payment of a pro-rated portion of the Long-Term Award, based on actual performance. The amount payable shall be the amount of the Award that would have been paid based on actual performance had the participant remained in employment, multiplied by the Pro-Ration Fraction. The pro-rated Award shall be paid at the same time as Awards are paid to participants who remain in employment, subject to the participant’s execution (without revocation) of a general release of claims in substantially the form provided under the Company’s Executive Severance Plan on the regular Long-Term Award Regular Payment Date.

C.
Other Termination of Employment - If the participant incurs a termination of employment for any other reason (not set forth above) prior to payment of an Annual Award or a Long-Term Award, including a voluntary termination of employment, retirement or termination for Cause, such unpaid Award will be forfeited.

D.
Change in Control - Notwithstanding anything herein or the Executive Severance Plan to the contrary, if a participant’s employment is involuntarily terminated by the Company other than for Cause or is terminated by the participant for Good Reason (as defined below), in either case within three months prior to or within one year following a Change in Control, the Committee will immediately vest and pay out (1) the Annual Award on the 60th day following such termination as though the applicable Performance Goal(s) had been achieved at the target level and (ii) the Long-Term Award on the Long-Term Award Regular Payment Date based on actual performance through the date of termination as determined by the Committee, and any Performance Goals not attained within the Performance Period shall result in the forfeiture of the Long-Term Award attributable to such unattained Performance Goal(s). The payment of any such Award shall be subject to the participant’s execution (without revocation) of a general release of claims in substantially the form provided under the Company’s Executive Severance Plan. For purposes of this 2015 Incentive Plan, “Good Reason” shall have the same meaning defined for that term in the Company’s Executive Severance Plan, whether or not the individual is a participant in such Executive Severance Plan.

X.    ADMINISTRATIVE MATTERS

A.	409A Matters

1.
Annual Awards payable under this plan are intended not to be deferred compensation within the meaning of Section 409A of the Code, and the 2015 Incentive Plan will be administered and interpreted to be consistent with that intention. Annual Awards that are earned will in no event be paid later than the 15th day of the third month after the later of the last day of the calendar year or the last day of the fiscal year in which they are earned.

2.
Long-Term Awards shall be treated as deferred compensation within the meaning of Section 409A of the Code, and the 2015 Incentive Plan will be administered and interpreted to be consistent with that intention. In that regard, in the event that the participant is a “specified employee” within the meaning of Section 409A at the time of the termination (other than due to death), then notwithstanding anything contained in this 2015 Incentive Plan to the contrary, the Long-Term Award shall be delayed and paid on the first business day following the date that is six months following the date of participant’s termination of employment, or earlier upon such participant’s death. Each payment payable under this 2015 Incentive Plan that is considered to be deferred compensation subject to Code Section 409A is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

B.
Effect of Awards on Other Benefits - An Annual Award, to the extent earned, but not a Long-Term Award, will, as reasonably determined by the Committee in good faith, be considered in the definition of pay used to determine, as applicable: (1) the participant’s severance benefits under the Company’s Executive Severance Plan or any other severance plan in which he or she participates, (2) the participant’s severance benefits under his or her Change in Control agreement with the Company, (3) the participant’s benefits under the USEC Inc. 1999 Supplemental Executive Retirement Plan, as amended and restated effective November 1, 2010, the USEC Inc. 2006 Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2008, the USEC Inc. Pension Restoration Plan, as amended and restated effective January 1, 2008, and the Employees’ Retirement Plan of USEC Inc., as amended and restated effective January 1, 2011, in each case as such plans are amended and may be further amended and/or restated from time to time or any successor plan, and (4) the GVUL executive life insurance benefit administered through MetLife. Except as provided above in this section X.B, amounts payable to any participant under the Plan shall not be taken into account in computing the participant’s compensation for purposes of determining any pension, retirement, death or other benefit under an pension, retirement, profit sharing, bonus, insurance or other employee benefit plan of the Company, except as such other plan or agreement shall otherwise expressly provide.